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                                  SCHEDULE 14C
                                 (RULE 14C-101)

                INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

      INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Check the appropriate box:

/ / Preliminary Information Statement    / / Confidential,
                                             for use of the Commission only
/x/ Definitive Information Statement         (as permitted by Rule 14c-5(d)(2)).

                     Universal Automotive Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

     /x/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                      Universal Automotive Industries, Inc.
                           11859 South Central Avenue
                              Alsip, Illinois 60803
                                 (708) 293-4050


            ---------------------------------------------------------

                       PROPOSED ACTION BY WRITTEN CONSENT
                                 OF STOCKHOLDERS
                  TO BE EFFECTED ON OR BEFORE OCTOBER 22, 2001
            ---------------------------------------------------------

               WE ARE NOT ASKING YOU FOR A PROXY AND REQUEST THAT
                             YOU NOT SEND US A PROXY


To the Stockholders of Universal Automotive Industries, Inc.:

         The attached Information Statement is being delivered by Universal Automotive Industries, Inc. in connection with the approval by our stockholders of an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock, $0.01 par value, from 15,000,000 to 30,000,000 and the number of authorized shares of our preferred stock, $0.01 par value, from 1,000,000 to 2,000,000. This information statement is first being mailed to stockholders on or about October 1, 2001. We anticipate that the amendment will become effective on or about October 22, 2001.

         On August 20, 2001, our board of directors approved a resolution authorizing us to file the amendment to our certificate of incorporation with the Delaware Secretary of State. As of August 27, 2001, the holders of a majority of our outstanding shares of common stock and preferred stock, voting together as a class, approved the amendment and authorized us to file the amendment with the Delaware Secretary of State, by written consents signed by each of these shareholders in accordance with the Delaware General Corporation Law.

         We have entered into an agreement with Venture Equities Management, Inc. ("VEM"), an affiliate of Wanxiang America Corporation ("Wanxiang"), under which VEM has invested approximately $2,800,000 in us. We have issued 201,438 shares of preferred stock, designated as Series A Preferred Stock (the "Series A Shares") at a price of $13.90 per Series A Share. The Series A Shares are convertible into a number of shares of our common stock at a ratio computed by multiplying the number of Series A Shares to be converted by $13.90 per share, and dividing the result by the conversion price then in effect. The initial conversion price is $1.39 per share. In addition, we have granted three separate warrants (the "Warrants") to VEM in connection with this transaction, which collectively grant VEM the right to purchase up to 4,100,000 shares of our common stock. Both the Series A Shares and the Warrants have weighted average antidilution


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protection which, under certain circumstances, could require the issuance of additional shares of our common stock.

          In addition to the Warrants, we have granted options and warrants to other parties which, as of the date of this Information Statement, provide for the purchase of up to 3,822,100 shares of our common stock. Finally, we have increased the number of shares of our common stock which we are able to issue under our Share Option Plan from 700,000 to 1,400,000 shares. The amendment to our certificate of incorporation provides us with a sufficient number of shares of common stock to issue in connection with the conversion of the Series A Shares, the exercise of the Warrants to be issued to VEM and exercise of the other warrants and options. The amendment also will provide us with an increased number of shares of preferred stock and common stock to issue in connection with future financings, should we be so required.

         This letter and the accompanying Information Statement are being distributed to you, our stockholders, in accordance with the requirements of
Section 228 of the Delaware General Corporation Law and Section 14(c) of the Securities Exchange Act of 1934, as amended.

                                             By Order of the Board of Directors:

                                             /s/ Arvin Scott

                                             Arvin Scott
                                             President
Chicago, Illinois
October 1, 2001

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                           11859 South Central Avenue
                              Alsip, Illinois 60803

                            ------------------------

                              INFORMATION STATEMENT
                            ------------------------

                               GENERAL INFORMATION

         This Information Statement relates to an amendment to the certificate of incorporation of Universal Automotive Industries, Inc. We are first mailing this Information Statement on or about October 1, 2001, to stockholders of record as of the close of business on August 28, 2001.

         On August 29, 2001, we issued approximately $2,800,000 of Series A Preferred Stock to Venture Equities Management, Inc. ("VEM"), an affiliate of Wanxiang America Corporation ("Wanxiang"). Wanxiang is based in Chicago, Illinois, and is the U.S. home office of Wanxiang Group Companies. Wanxiang Group Companies is the second largest privately-held company in China and is among the world's largest suppliers of universal joints to the automotive aftermarket.

             Pursuant to the purchase agreement for the Series A Preferred Stock (the "Purchase Agreement"), VEM agreed to invest approximately $2,800,000 in us and we agreed to issue a total of 201,438 shares of Series A Preferred Stock (the "Series A Shares") at a price of $13.90 per Series A Share. The Series A Shares are convertible into a number of shares of our common stock, par value $0.01 per share, computed by multiplying the number of Series A Shares to be converted by $13.90, and dividing by the conversion price in effect at the time of conversion. Under the current conversion price of $1.39 per share, the Series A Shares are convertible into 2,014,380 shares of our common stock. This conversion price is subject to a standard weighted antidilution adjustment, under which the conversion price will be reduced, making the Series A Shares convertible into more than 2,014,380 shares of our common stock if we issue or sell, or are deemed to have issued or sold, shares of common stock for a consideration per share less than the conversion price in effect at the time of the issuance. The Series A Shares have voting rights equal to the number of shares of common stock into which the Series A Shares are convertible. As of September 21, 2001, the common stock traded at $1.12 per share.

         In connection with the Purchase Agreement, we also issued to Wanxiang three warrants to purchase shares of our common stock: the First Company Warrant for 800,000 shares; the Second Company Warrant for 800,000 shares; and the Default Warrant for 2,500,000 shares. The First and Second Company Warrants are exercisable for one year from issuance at an exercise price of $2.00 per share for the First Company Warrant, and the greater of $2.00 per share or 90% of the average price of our common stock for 60 consecutive trading days immediately prior to the exercise date for the Second Company Warrant. The Default Warrant, which is exercisable only upon the occurrence of specified events of default by us, enables VEM to purchase additional shares of our


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common stock at a price equal to the greater of (i) 150% of our net equity, as defined in the Default Warrant, divided by the total number of shares of our common stock and preferred stock on an as-converted basis as of the date the Default Warrant is exercised; and (ii) 600% of our annual earnings before interest, taxes, depreciation and amortization divided by the number of shares of our common stock and preferred stock, on an as-converted basis, as of the date the Default Warrant is exercised. The Default Warrant will expire on the date on which VEM and its affiliates own, directly or indirectly, less than 50% of their original holdings of Series A Shares, including any underlying shares of common stock they have received on conversion of the Series A Shares. We will not receive any cash proceeds as a result of the conversion of the Series A Shares; all of the cash proceeds which we will receive upon the exercise of the First Company Warrant, the Second Company Warrant and Default Warrant will be used for working capital purposes.

         As a result of its ownership of the Series A Shares, assuming conversion into 2,014,380 shares of common stock, and assuming exercise of the First Company Warrant and Second Company Warrant, VEM will be entitled to cast 3,614,380 votes in connection with any matters as to which our shareholders are entitled to vote, representing approximately 31.68% of the total number of votes entitled to be cast. If VEM purchases all of the 2,500,000 shares of common stock under the Default Warrant, this figure will increase to approximately 43.96%.

         As of June 30, 2001, the book value per share of common stock was $0.092 per share. On a pro forma basis, assuming the issuance of the Series A Shares and exercise of the First Company and Second Company Warrant, the book value per share of our common stock would have been $.60. Although the exercise price of the Second Company Warrant, depending on the level of our stock price, could exceed $2.00, this calculation also assumes that the exercise price of the Second Company Warrant is $2.00.

         The Purchase Agreement and associated documents contain other agreements among the parties, including:

- a Registration Rights Agreement between us and VEM granting VEM the right to register the shares of our common stock into which the Series A Shares are convertible;
- a Stockholders Agreement among us, VEM and three of our founders, Arvin Scott, Yehuda Tzur and Sami Israel, granting to VEM certain rights of first refusal, a contingent proxy as to some of the founders' shares and a voting agreement to ensure two of nine board seats to VEM's designees;
- a Supply Agreement between us and Wanxiang requiring us to purchase a minimum quantity of product from Wanxiang each year and giving Wanxiang a right of first refusal to supply Chinese-manufactured parts on competitive terms and conditions; and
- a Letter Agreement between the Company and VEM giving VEM a fifteen-day right to sell the Series A Shares back to the Company and to terminate the other agreements in the event that the Company is unable to obtain confirmation from the Nasdaq Stock Market, Inc. within 90 days following closing of the sale of the Series A Shares, that the Company is in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B), requiring maintenance of


                                       2
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         minimum tangible net worth of $2,000,000, plus evidence
         satisfactory to Nasdaq that there is a reasonable likelihood of maintaining this minimum.

         We have granted options and warrants to other parties to purchase up to 3,822,100 shares of our common stock. In addition, we have increased the number of shares of common stock which we are able to issue under our Share Option Plan from 700,000 to 1,400,000 shares.

         If all of the Series A Shares are converted and the First and Second Company Warrants, the Default Warrant and other options and warrants are exercised, and if certain antidilution rights of VEM are triggered, we will not have a sufficient number of shares of common stock available for issuance. In addition, we believe it is prudent to have additional authorized but unissued shares of common stock and preferred stock available for issuance at all times, to enable us to expeditiously raise additional funds or use our stock for strategic acquisitions or as currency for the procurement of services or assets, without seeking shareholder approval in each instance. We presently do not have any plans to issue additional shares of our common stock or preferred stock in connection with transactions involving a merger, consolidation, sale of a major portion of our assets or any other form of business combination. On August 20, 2001, our board of directors unanimously adopted a resolution approving an amendment (the "Amendment") to our certificate of incorporation to increase the number of authorized shares of common stock, par value $0.01, from 15,00,000 to 30,000,000 and the number of authorized shares of preferred stock, $0.01 par value, from 1,000,000 to 2,000,000. The present holders of our common and preferred stock do not have pre-emptive rights. Our board of directors has the authority to determine the rights, preferences and privileges of any shares of preferred stock which may be issued in the future, including dividend rates, conversion prices, voting rights, redemption features and similar terms. Holders of over a majority of our shares of common stock and preferred stock, voting together as a class, have given their consents to the Amendment. A copy of the Amendment is attached as an Appendix to this Information Statement.

         Under Section 228 of the Delaware General Corporation law, we are required to provide prompt notice of the taking of corporate action without a meeting to our stockholders of record who have not consented in writing to this action. This Information Statement is intended to provide you with the required notice. We will not need any further authorization from our shareholders for any matter prior to our issuance of any additional shares of common stock or preferred stock. The approval of the Amendment is the only matter covered by this Information Statement.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                      REQUEST THAT YOU NOT SEND US A PROXY.

VOTE REQUIRED

         The Amendment requires the affirmative vote of the holders of a majority of our outstanding shares of voting stock. Each holder of our common stock is entitled to one vote for each share held. The holder of Series A Shares is entitled to a number of votes equal to the number of shares of

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common stock into which the Series A Shares are convertible at the time of the vote. Section 228 of the Delaware General Corporation Law provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted, may be substituted for a special meeting. In order to eliminate the cost and delay involved in holding a special meeting and in order to amend our Certificate of Incorporation as soon as possible, our board of directors decided to obtain the written consent of the holders of a majority of the shares of our outstanding common stock and preferred stock, voting together as a class. No dissenters' or appraisal rights are available to our stockholders under the Delaware General Corporation Law in connection with the Amendment.

         The record date for purposes of determining stockholders entitled to vote is the close of business on August 28, 2001. As of the record date, we had 7,794,059 shares of common stock outstanding, held by 43 holders of record and 201,438 shares of preferred stock, held by one holder of record.

         As of the date of this Information Statement, we have received consents from stockholders holding a total of 3,872,650 shares of our common stock and the approval of the holder of all 201,438 Series A Shares, which are entitled to a vote equivalent to 2,014,380 shares of common stock, voting together as a class. This vote equates to 5,887,030 shares, or 60.0% of our voting capital stock. The Amendment will become effective upon filing with the Delaware Secretary of State. We intend to file the Amendment as soon as practicable, but in no event earlier than 20 days following the mailing of this Information Statement.

                           SHARE OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of shares of our voting stock as of August 28, 2001 by (i) each director who beneficially owns shares of our voting stock, (ii) each of our executive officers, (iii) each person that is known by us to beneficially own more than 5% of the outstanding shares of our voting stock and (iv) all directors and executive officers as a group. As of August 28, 2001, we had 7,794,059 shares of common stock issued and outstanding, and 201,438 Series A Shares outstanding. Unless otherwise indicated, the address of each person listed in the following table is 11859 South Central Avenue, Alsip, Illinois 60803.

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Name                                        Number of Shares    Percent of Share
                                           Beneficially Owned      Outstanding
                                           ------------------      -----------
Venture Equities Management, Inc.                 3,614,380(1)         31.68%
Wanxiang America Corporation
Wanxiang Group Corporation
FINOVA Mezzanine Capital, Inc.                    1,404,260(2)         12.84%
Arvin Scott                                       1,131,750(3)         11.38%
Yehuda Tzur                                       1,115,600(4)         11.32%
Sami Israel                                         947,000(5)          9.65%
Reuben Gabay                                        497,500(6)          5.07%
Sol S. Weiner                                       166,000(7)          1.69%
Sheldon Robinson                                    131,000(8)          1.33%
Dennis L. Kessler                                   104,000(9)          1.06%
Jerome J. Hiss                                       12,360(10)           *
M. Catherine Jaros (11)                                   0               *
All directors, and officers as a group
(8 persons)                                       3,607,710(12)        35.93%
-----------
* less than one percent

(1) Includes 201,438 Series A Shares, which are convertible into, and have voting rights equivalent to, 2,014,380 shares of common stock, and warrants to purchase 1,600,000 shares of our common stock. All of the Series A Shares and the warrants are owned by Venture Management, Inc. Wanxiang American Corporation and Wanxiang Group Corporation are also considered beneficial owners of these shares. Wanxiang America Corporation and Wanxiang Group Corporation disclaim beneficial ownership of these shares. The address of Venture Equities Management, Inc. and Wanxiang America Corporation is 1226 Michael Drive, Suite B-1, Wood Dale, Illinois 60803. The address of Wanxiang Group Corporation is Xiaoshan District, Hangzhou, Zhejiang, 311215, P.R. China.

(2) Includes warrants to purchase 1,125,000 shares pursuant to terms of a subordinated debenture. The address of FINOVA Capital is 500 Church Street, Suite 200, Nashville, TN 37219.

(3) Includes 135,600 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement.

(4) Includes 48,600 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement.

(5) Includes 467,050 shares owned by Mr. Israel's spouse and children and 6,000 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement.

(6)      Includes 110,000 shares owned by Mr. Gabay's spouse.

(7) Includes 10,000 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement and 6,000 shares owned by Mr. Weiner's spouse. Mr. Weiner's address is 101 Hamilton Avenue, Evanston, Illinois 60202.

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(8)      Includes 16,000 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement and 100,000 shares owned by a general partnership managed by Mr. Robinson. Mr. Robinson's address is 6633 North Sacramento, Chicago, Illinois 60645.

(9) Includes 4,000 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement.

(10) Includes 12,360 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement.

(11)     Ms. Jaros' address is 216 Summerfield Road, Northbrook, Illinois 60062.

(12) Includes 232,560 shares issuable upon the exercise of options which are exercisable either currently or within 60 days of the date of this Information Statement.

                                  OTHER MATTERS

         Our board of directors is not aware of any matter, other than that described in this Information Statement, to be presented for the consent of stockholders.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, accordingly, are required to file reports and other information with the SEC relating to our business, financial condition and other matters. Our financial statements, and other information concerning us, are required to be disclosed in proxy statements distributed to the our stockholders or other reports filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference rooms of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can also be obtained, by mail, upon payment of the SEC's customary charges, by writing to the SEC's main office at 450 Fifth Street, N.W., Washington, D.C. 20549. This material is also available through the Internet at the SEC's website, and may be requested from the Company at 11859 South Central Avenue, Alsip, Illinois, 60803.

                                              By order of the Board of Directors


                                              /s/ Arvin Scott

                                              Arvin Scott, President

                                    APPENDIX



                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.


         UNIVERSAL AUTOMOTIVE INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

         1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on January 28, 1994.

         2. The Certificate of Incorporation of the Corporation is hereby amended by striking Article Fourth(a) thereof and by substituting in lieu of said Article the following new Article Fourth(a):

         "Fourth: Capital Stock.
          ------  -------------

                  (a) Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 32,000,000, which 32,000,000 shall be comprised of 2,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock") and 30,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock")."

         In accordance with Sections 242 and 228 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors and stockholders of the Corporation.

         IN WITNESS WHEREOF, UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. has caused this Certificate to be signed by Arvin Scott, its President, who does make this Certificate and declare and certify under penalty of perjury that this is the act and deed of the Corporation and that the facts stated therein are true, and accordingly has caused this Certificate to be executed this _____ day of October, 2001.


                              By:
                              --------------------------------------------------
                                         Arvin Scott, President


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